Exhibit 99.1

FOR IMMEDIATE RELEASE

February 17, 2016

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
(720) 566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2015

Gillette, Wyo, February 17, 2016 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the fourth quarter and the full year 2015.

Highlights and Recent Developments

	Quarter Ended		Year Ended
(in millions, except per ton amounts)	12/31/15	12/31/14	12/31/15	12/31/14
Adjusted EBITDA (1)	$34.7	$71.6	$123.8	$201.9
Net income (loss) (2)	$(156.2)	$5.7	$(204.9)	$79.0
Realized price per ton sold	$12.72	$12.86	$12.79	$13.01
Average cost per ton sold	$9.54	$9.32	$9.81	$10.19
Cash margin per ton sold	$3.18	$3.54	$2.98	$2.82
Shipments - owned and operated mines (tons)	18.6	23.3	75.1	85.9
Asian exports (tons)	0.3	0.8	3.6	4.0

(1)   Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

(2)   Net loss for 2015 was impacted by the $111.8 million non-cash valuation allowance adjustment on our deferred tax assets based upon current forecasted taxable earnings and a $58.2 million non-cash asset impairment recorded due to lower forecasted earnings as a result of the weak international coal prices.

•                  Fourth quarter 2015 Adjusted EBITDA was $34.7 million compared to $71.6 million for the fourth quarter of 2014.

•                  Shipments for the fourth quarter of 2015 were 18.6 million tons, down from 23.3 million tons for the same period in 2014.

•                  Shipments for the full year were 75.1 million tons, down from 85.9 million tons last year as production was reduced at Cordero Rojo to match customer demand.

•                  Cost per ton in 2015 was $9.81, decreasing from $10.19 last year as lower diesel prices and operational cost reductions overcame the impact on fixed costs of reduced shipments.

•                  Cash margin in 2015 was $2.98 per ton compared to $2.82 per ton in 2014.

•                  Amended port and rail agreements in response to depressed international coal prices to reduce committed export volumes to zero from 2016 through 2018 and reduce take-or-pay obligations during this three-year period.

•                  Reached an agreement with a landowner near the Company’s Cordero Rojo Mine in Wyoming, which provides Cordero Rojo with access to approximately 95 million tons of additional coal and enhances flexibility for the future development of the mine.

•                  Available liquidity was $619.6 million, including cash and cash equivalents of $89.3 million, at December 31, 2015.

•                  Recorded a non-cash impairment charge to the port access rights related to Westshore, Millennium Bulk Terminal, and Gateway Pacific Terminal and to the equity investment in Gateway Pacific Terminal in response to continued weak international pricing.  Also, recorded a non-cash valuation allowance adjustment on the Company’s deferred tax assets in the fourth quarter of 2015 due to lower forecasted taxable earnings.  The total charges were $170.0 million.

Colin Marshall, President and Chief Executive Officer, commented, “Our financial and operational execution in the quarter was notable given the weak external environment.  Reducing costs enough to increase our full-year operating margin demonstrated our ability to adjust our business to address the drop in realized prices and tons shipped.  As international coal prices remain very weak, we were pleased to be able to negotiate reduced take-or-pay rail and port commitments for the next three years.  We believe that growing coal burn in Asia will drive up demand and prices over the medium to long term, and we will look to restart exports as soon as they are economic.”

Health, Safety, and Environment

During 2015, of the Company’s approximately 1,350 full-time mine site employees, 13 suffered reportable injuries resulting in a full year Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) of 0.91, an increase from the full year 2014 rate of 0.79.  During 2015, there were 148 MSHA inspector days at the mine sites and the Company was issued seven significant and substantial citations.  All of these citations have been assessed and total fines of $26,123 paid.

Consolidated Business Results

	Quarter Ended		Year Ended
(in millions, except per ton amounts)	12/31/15	12/31/14	12/31/15	12/31/14
Total tons sold	18.7	23.4	75.3	87.1
Total revenue	$260.7	$341.8	$1,124.1	$1,324.0
Net income (loss) (1)	$(156.2)	$5.7	$(204.9)	$79.0
Adjusted EBITDA (2)	$34.7	$71.6	$123.8	$201.9
Adjusted EPS (2)	$0.37	$0.26	$0.28	$0.19
Diluted EPS	$(2.55)	$0.09	$(3.36)	$1.29

(1)         Net loss for 2015 was impacted by the $111.8 million non-cash valuation allowance adjustment on our deferred tax assets based upon current forecasted taxable earnings and a $58.2 million non-cash asset impairment recorded due to lower forecasted earnings as a result of the weak international coal prices.

(2)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

Owned and Operated Mines segment comprises the results of mine site sales from the Company’s three mines primarily to its domestic utility customers and also to the Logistics and Related Activities segment.

	Quarter Ended		Year Ended
(in millions, except per ton amounts)	12/31/15	12/31/14	12/31/15	12/31/14
Tons sold	18.6	23.3	75.1	85.9
Revenue	$240.9	$304.3	$974.6	$1,132.0
Realized price per ton sold	$12.72	$12.86	$12.79	$13.01
Average cost of product sold per ton	$9.54	$9.32	$9.81	$10.19
Cash margin per ton sold	$3.18	$3.54	$2.98	$2.82
Adjusted EBITDA (1)	$56.9	$82.2	$209.9	$240.8

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

During the fourth quarter of 2015, domestic coal shipments were steady at the beginning of the quarter but weakened towards year end.  Overall, power demand for 2015 was slightly higher compared to 2014, but competition from low priced natural gas and subsidized renewable generation, and the impact of anti-coal regulations continued to reduce coal consumption.  The very mild weather late in the year reduced coal burn significantly and led to a rapid increase in utility coal inventories in the final quarter.

Revenue from the Owned and Operated Mines segment decreased in the fourth quarter of 2015 compared to the fourth quarter of 2014 due to fewer shipments and lower average realized prices per ton sold.  Cost per ton was $9.54 for the fourth quarter of 2015 and $9.81 for the full year 2015.  For 2015, the combination of lower diesel prices and good overall cost control allowed us to reduce unit costs even in the face of lower total shipments.

Logistics and Related Activities

Logistics and Related Activities segment comprises the results of the Company’s logistics and transportation services to its domestic and international customers.

	Quarter Ended		Year Ended
(in millions, except per ton amounts)	12/31/15	12/31/14	12/31/15	12/31/14
Total tons delivered	0.7	1.1	5.1	5.1
Asian exports (ton)	0.3	0.8	3.6	4.0
Revenue	$23.0	$46.1	$185.8	$224.9
Total cost of product sold	$38.3	$53.6	$243.3	$242.0
Realized gain on financial instruments	$3.2	$8.1	$13.4	$27.0
Adjusted EBITDA (1)	$(12.6)	$0.6	$(44.7)	$9.8

(1)   Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

The Company’s Asian export deliveries through Westshore Terminals were 0.3 million tons in the fourth quarter of 2015, which reflects the planned reduction in shipments announced in 2015 in consideration of the currently low international thermal coal prices.  Adjusted EBITDA includes take or pay payments pursuant to the Company’s rail and port agreements.  The forward sales hedging program mitigated some of the impact of lower spot prices with a realized net gain of $3.2 million in the fourth quarter of 2015.  The Company further benefitted from lower fuel surcharges in the rail freight component of costs in the period.

As previously announced, the Company entered amendments to the agreements with Westshore Terminals and BNSF Railway to reduce take-or-pay commitments for contracted export tons for 2016-2018.  The Company does not anticipate any tons being exported in 2016, but the parties will meet regularly to discuss market conditions and potential shipments if market conditions were to strengthen sufficiently.

Balance Sheet and Cash Flow

For the full year, cash flow from operations totaled $41.6 million as compared to $98.2 million for 2014.  Capital expenditures (excluding capitalized interest) for the full year of 2015 were $37.7 million, which includes $17.7 million for the dragline move from the Cordero Rojo Mine to the Antelope Mine.  The Company also made the final LBA payment of $69 million in June 2015.  There are no further committed LBA payments going forward.

Cash and cash equivalents as of December 31, 2015 were $89.3 million and our total available liquidity was $619.6 million.  At December 31, 2015, there were no borrowings outstanding under the revolving credit facility or the accounts receivable securitization program.

Domestic Outlook

Shipments for the quarter declined as mild weather, low natural gas pricing, and increasing utility coal inventories slowed shipments in December.  High natural gas production and a mild winter have continued downward pressure on natural gas prices and led to an increase in coal and natural gas inventories.  Low oil and natural gas prices have led to a significant slowdown in drilling in many U.S. oil and natural gas fields.  However, due to a large inventory of drilled wells and increased productivity, natural gas production continues to increase, keeping natural gas prices depressed, which in turn puts pressure on coal prices.

The ongoing regulatory burden on coal-fired electricity generation and the subsidies for renewable energy continue to decrease overall coal demand.  Many industry experts believe these will likely lead to increased electricity prices for consumers over time.  Estimated U.S. thermal coal demand from electric generators in 2015 was approximately 750 million tons, down over 100 million tons compared to 2014.  In 2016, coal burn for electricity generation is forecast to be approximately 720 million tons, which would be a much smaller decrease as compared to the prior year.  However, coal shipments are expected to be reduced further as utilities reduce their currently high stockpiles.

In January, the U.S. Department of the Interior announced a review of the federal coal leasing program and a moratorium on new federal coal leases until the review is completed.  “We continue to be frustrated with the overall anti-coal sentiment of this administration of which this moratorium is the latest part.  While it is unclear what impact the moratorium will have on the coal industry, we have reserves of 1.1 billion tons at year-end 2015 and rights to additional non-federal coal development projects.  Unfortunately, the administration is focusing on reducing coal burn as its political response to climate change rather than supporting the development and commercialization of carbon capture and storage technology which the Intergovernmental Panel on Climate Change says is critical to significantly reducing global carbon emissions,” said Marshall.

For 2016, the Company is planning to ship between 64 and 70 million tons and has currently committed to sell 65 million tons from its three mines.  Of this committed production, 64 million tons are under fixed-price contracts with a weighted-average price of $12.71 per ton.  The approximately 2 million committed tons for 2016 that the Company priced during the fourth quarter of 2015 were at an average price of $10.87 per ton in line with the prevailing market.  The overall 2016 sales position declined during the quarter due to the removal of unpriced international sales and a small amount of domestic volumes which has been shifted into 2017.  For 2017, the Company has currently committed to sell 41 million tons from its three mines.  Of this committed production, 37 million tons are under fixed-price contracts with a weighted-average price of $12.59 per ton.

“We expect 2016 to be another difficult year for U.S. thermal coal producers.  It’s important to remember that there will be a significant amount of coal burned in America for many years to come and that the PRB will provide a large portion of it.  We are optimistic that coal demand will begin to stabilize in 2016, which would allow us to operate in a more certain environment.  We have substantial coal resources, efficient operations and an excellent work force.  We will continue to work to meet the demand of our customers, providing some of the world’s cleanest coal that generates low cost, safe, and reliable electricity across the U.S.,” said Marshall.

International Outlook

In 2015, international thermal coal demand declined approximately 50 million tonnes due to significantly reduced Chinese imports, which more than offset demand growth from other Asian countries.

Chinese thermal coal imports in 2015 were down approximately 60 million tonnes or about 35 percent from 2014.  Reduced Chinese demand and the strong U.S. dollar were the main reasons for current weak international prices.  It remains unclear whether near-term China demand will stabilize at current levels and what India’s import demand will be for the next few years.

As a result of this oversupply and uncertainty around China’s demand and the ability of India’s domestic coal industry to increase production, the Company has renegotiated its export throughput agreements and is not planning on any exports sales in 2016 unless pricing improves sufficiently to make them economic.  Cloud Peak Energy will continue to meet regularly with its rail and port partners to discuss market conditions and potential shipments if market conditions were to strengthen sufficiently.

The strong U.S. dollar has improved the economics for coal producers in Australia, Russia, and Indonesia.  However, the Company does not believe coal producers in these countries will be able to invest in new production capacity at current price levels.  Given the large number of Asian utility plants currently being built to take imported coal and the projected growth in Indian imports, the Company still believes the current oversupply of seaborne thermal coal will be overcome by growing demand over time.

“While both the domestic and international external environments continue to be challenging, we will maintain our focus on producing coal in a safe and efficient manner.  Our cost control efforts have been effective, and we intend to match our production to market demand.  We continue to be optimistic that domestic and international prices will improve as supply is rationalized.  While we are not sure when prices will recover, we believe our low-cost operations and current financial position will enable us to manage through these difficult times,” commented Marshall.

2016 Guidance — Financial and Operational Estimates

The following table provides the current outlook and assumptions for selected 2016 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for the Company’s three mines(1)	64 — 70 million tons
Committed sales with fixed prices	Approximately 64 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $12.71 per ton
Adjusted EBITDA(2)	$80 — $100 million
Net interest expense	Approximately $46 million
Cash interest paid	Approximately $41 million
Depreciation, depletion, amortization, and accretion	$95 — $115 million
Capital expenditures	$30 — $40 million
Committed federal coal lease payments	$0

(1)         Inclusive of intersegment sales.

(2)         Non-GAAP financial measure; please see definition below in this release.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on February 17, 2016 to review the results and current business conditions.  The call will be webcast live over the Internet from our website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at (855) 793-3260 (domestic) or (631) 485-4929 (international) and entering pass code 19620904.

Following the live webcast, a replay will be available at the same URL on our website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering pass code 19620904.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2015, Cloud Peak Energy shipped approximately 75 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,500 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately three percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our Company, industry, economic conditions, government regulations, energy policies and other factors.  Forward-looking statements may include, for example: (1) our outlook for 2016 and future periods for our Company, the PRB and the industry in general, and our operational, financial and export guidance, including the timing and extent of any recovery for depressed coal industry conditions, domestically and internationally, and the impact of ongoing depressed conditions on our financial performance and liquidity; (2) expected development of future export terminal capacity, increased future access to existing or new capacity and our ability to manage our take-or-pay exposure for currently committed port and rail capacity to address depressed prices; (3) anticipated demand by domestic and Asian utilities for PRB coal, including the impact of regulatory developments and uncertainties and climate change concerns; (4) the impact of competition from other domestic and international coal producers, natural gas supplies and other alternative sources of energy used to generate electricity; (5) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (6) our plans to replenish and/or increase our coal tons and extend our mine lives; (7) business development and growth initiatives; (8) operational plans for our mines; (9) our cost management efforts; (10) industry estimates of the U.S. Energy Information Administration and other third party sources; (11) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other Northern PRB assets, and our potential exercise of options for Crow Tribal coal; (12) our future liquidity and access to sources of capital and credit to support our existing operations and growth opportunities; (13) the impact of ongoing U.S. anti-coal regulatory developments and global climate change initiatives; (14) anticipated benefits of recent depressed oil prices; (15) the impact of our hedging programs; (16) our ability to renew or obtain surety bonds or to self-bond to meet regulatory requirements; and (17) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts.  These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions that impact electricity demand, demand for thermal coal, available coal supplies and transportation logistics infrastructure; (b) existing and future coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, Asian export demand, terminal capacity, payments pursuant to take-or-pay obligations and the prices we receive for our coal and our logistics services; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts on favorable terms; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, including the effects of governmental energy and tax policies, regulations and currency exchange rates which may favor international coal suppliers and other sources of energy; (e) environmental, health, safety, endangered species  or other legislation, regulations, executive orders, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including third-party challenges against regulatory approvals needed for our mining activities and other well-funded anti-coal initiatives and new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations, the utility industry or the logistics, transportation and terminal industries; (f) public perceptions, third-party legal challenges or governmental regulations, executive orders or other actions and energy policies relating to concerns about climate change, air and water quality or other environmental considerations, including emissions restrictions (for example, EPA carbon regulations for power plants under the Clean Air Act) and governmental subsidies or mandates that make natural gas, wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations; (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner, including the impact of third-party legal challenges and the recent moratorium on federal coal leasing and unfavorable regulatory changes to the LBA and coal permitting processes; (l) liquidity constraints, access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance, including the impact of increasing credit pressures on the coal industry due to depressed conditions; (m) litigation and other contingent liabilities; (n) proposed Pacific Northwest export terminals are not developed in a timely manner or at all, or are developed at a smaller capacity than planned, or we are unable to enter into definitive throughput agreements for potential future capacity at proposed terminals, including the Gateway Pacific Terminal and Millennium Bulk Terminal; (o) future development and operating costs for our development projects significantly exceed our expectations; (p) the failure of carbon capture technology to be developed and adopted by utilities; (q) volatility and recent decline in the price of our common stock, including the impact of any de-listing of our stock from the New York Stock Exchange if we fail to meet the minimum average closing price listing standard; and (r) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K.  There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted

EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income (loss) to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.  EBITDA represents net income (loss) before: (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, and (4) amortization.  Adjusted EBITDA represents EBITDA as further adjusted for accretion, which represents non-cash increases in asset retirement obligation liabilities resulting from the passage of time, and specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are:  (1) adjustments to exclude the changes in the Tax Receivable Agreement, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, (3) adjustments to exclude non-cash impairment charges, and (4) adjustments to exclude the gain from the sale of our 50% non-operating interest in the Decker Mine in September 2014.  We enter into certain derivative financial instruments such as put options that require the payment of premiums at contract inception.  The reduction in the premium value over time is reflected in the mark-to-market gains or losses.  Our calculation of Adjusted EBITDA does not include premiums paid for derivative financial instruments; either at contract inception, as these payments pertain to future settlement periods, or in the period of contract settlement, as the payment occurred in a preceding period.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure.

Adjusted EPS represents diluted earnings (loss) per common share (“EPS”) adjusted to exclude (i) the estimated per share impact of the same specifically identified non-core items used to calculate Adjusted EBITDA as described above, (ii) the change in tax valuation allowance, and (iii) the cash and non-cash interest expense associated with the early retirement of debt and refinancing transactions.  All items are adjusted at the statutory tax rate of approximately 37%.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income (loss).  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income (loss), EPS, or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income (loss), EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE:  Cloud Peak Energy

Cloud Peak Energy Inc.

Karla Kimrey, (720) 566-2932

Vice President, Investor Relations

CLOUD PEAK ENERGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues	$260,737	$341,791	$1,124,111	$1,324,044
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization, and accretion, shown separately)	215,320	263,806	950,580	1,094,257
Depreciation and depletion	14,322	30,079	66,064	112,022
Amortization of port access rights	928	—	3,710	—
Accretion	2,595	3,070	12,555	15,136
(Gain) loss on derivative financial instruments	12,853	8,247	30,635	(7,805)
Selling, general and administrative expenses	12,181	13,115	48,925	50,201
Impairments	58,187	—	91,541	—
Other operating costs	373	1,067	1,492	2,693
Total costs and expenses	316,759	319,384	1,205,502	1,266,504
Gain on sale of Decker Mine interest	—	—	—	(74,262)
Operating income (loss)	(56,022)	22,407	(81,391)	131,802

Other income (expense)
Interest income	34	37	170	259
Interest expense	(11,287)	(12,652)	(47,561)	(77,160)
Tax agreement benefit (expense)	—	—	—	58,595
Other, net	(97)	60	62	(202)
Total other income (expense)	(11,350)	(12,555)	(47,329)	(18,508)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	(67,372)	9,852	(128,720)	113,294
Income tax benefit (expense)	(89,730)	(4,205)	(77,380)	(34,913)
Income (loss) from unconsolidated affiliates, net of tax	906	18	1,200	579
Net income (loss)	(156,196)	5,665	(204,900)	78,960

Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	313	247	1,252	989
Postretirement medical plan adjustment	—	(5,564)	(3,874)	(5,564)
Write-off of prior service costs related to Decker Mine pension plan	—	—	—	3183
Income tax on postretirement medical and pension adjustments	(116)	1,785	970	372
Other comprehensive income (loss)	197	(3,532)	(1,652)	(1,020)
Total comprehensive income (loss)	$(155,999)	$2,133	$(206,552)	$77,940

Income (loss) per common share
Basic	$(2.55)	$0.09	$(3.36)	$1.30
Diluted	$(2.55)	$0.09	$(3.36)	$1.29
Weighted-average shares outstanding - basic	61,169	60,894	61,053	60,826
Weighted-average shares outstanding - diluted	61,169	61,289	61,053	61,295

CLOUD PEAK ENERGY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$89,313	$168,745
Accounts receivable	43,248	86,838
Due from related parties	160	227
Inventories, net	76,763	79,802
Deferred income taxes	—	21,670
Derivative financial instruments	—	17,111
Income tax receivable	8,659	3
Other prepaids and deferred charges	25,945	8,828
Other assets	98	1,009
Total current assets	244,186	384,233

Noncurrent assets
Property, plant and equipment, net	1,488,371	1,589,138
Port access rights, net	—	53,780
Goodwill	2,280	35,634
Deferred income taxes	—	56,468
Other assets	67,323	31,900
Total assets	$1,802,160	$2,151,153

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$44,385	$52,035
Royalties and production taxes	74,054	86,908
Accrued expenses	42,317	52,213
Federal coal lease obligations	—	63,970
Other liabilities	2,133	1,632
Total current liabilities	162,889	256,758

Noncurrent liabilities
Senior notes	491,160	489,715
Asset retirement obligations, net of current portion	151,755	216,241
Accumulated postretirement benefit obligation, net of current portion	60,845	50,276
Royalties and production taxes	34,680	39,304
Other liabilities	12,950	11,025
Total liabilities	914,279	1,063,319

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,647 and 61,454 shares issued and 61,170 and 61,022 outstanding as of December 31, 2015 and December 31, 2014, respectively)	612	610
Treasury stock, at cost (477 shares and 432 shares as of December 31, 2015 and December 31, 2014, respectively)	(6,498)	(6,243)
Additional paid-in capital	574,874	568,022
Retained earnings	331,844	536,744
Accumulated other comprehensive income (loss)	(12,951)	(11,299)
Total equity	887,881	1,087,834
Total liabilities and equity	$1,802,160	$2,151,153

CLOUD PEAK ENERGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	December 31,
	2015	2014	2013
Cash flows from operating activities
Net income (loss)	$(204,900)	$78,960	$51,971
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	66,064	112,022	100,523
Amortization of port access rights	3,710	—	—
Accretion	12,555	15,136	15,342
Impairments	91,541	—	—
Earnings from unconsolidated affiliates, net of tax	(1,200)	(579)	(535)
Distributions of income from unconsolidated affiliates	—	2,250	2,000
Deferred income taxes	79,486	31,921	13,860
Gain on sale of Decker Mine interest	—	(74,262)	—
Tax agreement expense (benefit)	—	(58,595)	10,515
Equity-based compensation expense	6,935	7,966	8,016
(Gain) loss on derivative financial instruments	30,635	(7,805)	(25,611)
Cash received (paid) on derivative financial instrument settlements	(585)	24,672	12,976
Premium payments on derivative financial instruments	(5,813)	(3,950)	—
Non-cash interest expense related to early retirement of debt and refinancings	—	7,338	—
Net periodic postretirement benefit costs	8,096	7,880	9,647
Three year amendment of logistics contracts	(37,500)	—	—
Other	16,736	4,137	2,609
Accounts receivable	44,012	(12,825)	1,874
Inventories, net	3,153	(4,218)	1,709
Due to or from related parties	66	515	819
Other assets	(18,268)	14,588	(3,981)
Accounts payable and accrued expenses	(52,201)	(756)	3,540
Tax agreement liability	—	(45,000)	(23,459)
Asset retirement obligations	(933)	(1,221)	(1,075)
Net cash provided by (used in) operating activities	41,589	98,174	180,740

Investing activities
Purchases of property, plant and equipment	(37,662)	(18,719)	(46,780)
Cash paid for capitalized interest	(843)	(4,133)	(33,230)
Investments in marketable securities	—	(8,159)	(64,357)
Maturity and redemption of investments	—	88,845	64,011
Investment in port access rights	(2,160)	(39,260)	(2,160)
Investment in unconsolidated affiliate	(6,570)	—	—
Investment in development projects	(1,526)	(3,522)	(4,087)
Payment of restricted cash	(6,500)	—	—
Return of partnership escrow	—	—	4,468
Other	223	(1,687)	117
Net cash provided by (used in) investing activities	(55,038)	13,365	(82,018)

Financing activities
Principal payments on federal coal leases	(63,970)	(58,958)	(63,191)
Issuance of senior notes	—	200,000	—
Repayment of senior notes	—	(300,000)	—
Payment of deferred financing costs	(342)	(14,755)	(1,039)
Other	(1,671)	(714)	(550)
Net cash provided by (used in) financing activities	(65,983)	(174,427)	(64,780)

Net increase (decrease) in cash and cash equivalents	(79,432)	(62,888)	33,942
Cash and cash equivalents at beginning of period	168,745	231,633	197,691
Cash and cash equivalents at end of period	$89,313	$168,745	$231,633

Supplemental cash flow disclosures
Interest paid	$46,445	$50,330	$69,478
Income taxes paid (refunded)	$10,049	$(6,874)	$11,419
Supplemental noncash investing and financing activities
Capital expenditures included in accounts payable	$682	$2,144	$1,957
Assets acquired under capital leases	$1,568	$1,209	$10,222
Port access rights acquired in connection with sale of Decker Mine interest	$—	$5,000	$—

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income (loss)	$(156.2)	$5.7	$(204.9)	$79.0
Interest income	—	—	(0.2)	(0.3)
Interest expense	11.3	12.7	47.6	77.2
Income tax (benefit) expense	89.7	4.2	77.4	34.9
Depreciation and depletion	14.3	30.1	66.1	112.0
Amortization	0.9	—	3.7	—
EBITDA	(40.0)	52.6	(10.4)	302.8
Accretion	2.6	3.1	12.6	15.1
Tax agreement expense (benefit) (1)	—	—	—	(58.6)
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains) (2)	12.9	8.2	30.6	(7.8)
Inclusion of cash amounts received (paid) (3)(4)	1.0	7.8	(0.6)	24.7
Total derivative financial instruments	13.9	16.0	30.0	16.9
Impairments (5)	58.2	—	91.5	—
Gain on sale of Decker Mine interest	—	—	—	(74.3)
Adjusted EBITDA	$34.7	$71.6	$123.8	$201.9

(1)	Changes to related deferred taxes are included in income tax expense.
(2)	Fair value mark-to-market (gains) losses reflected on the statement of operations.
(3)	Cash amounts received and paid reflected within operating cash flows.
(4)

Excludes premiums paid at option contract inception of $5.8 million and $4.0 million during the years ended December 31, in 2015 and 2014, respectively, for original settlement dates in subsequent years.

(5)

Non-cash impairments of $33.4 related to goodwill at the Cordero Rojo Mine, $52.2 million of port access rights, and $6.0 million related to our investment in GPT during the year ended December 31, 2015.

Adjusted EPS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Diluted earnings per common share	$(2.55)	$0.09	$(3.36)	$1.29
Tax agreement expense (benefit)	—	—	—	(0.60)
Tax valuation allowance	1.83	—	1.83	(0.13)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains	0.13	0.09	0.33	(0.08)
Inclusion of cash amounts received (paid) (1)	0.01	0.08	(0.01)	0.25
Total derivative financial instruments	0.14	0.17	0.32	0.17
Refinancing transaction:
Exclusion of cash interest for early retirement of debt	—	—	—	0.14
Exclusion of non-cash interest for deferred finance fee write-off	—	—	—	0.08
Total refinancing transaction	—	—	—	0.22
Impairments (2)	0.95	—	1.50	—
Gain on sale of Decker Mine interest	—	—	—	(0.76)
Adjusted EPS	$0.37	$0.26	$0.28	$0.19
Weighted-average dilutive shares outstanding (in millions)	61.2	61.3	61.1	61.3

(1)

Excludes per share impact of premiums paid at option contract inception of $0.06 and $0.04 during the years ended December 31, 2015 and 2014, respectively, for original settlement dates in subsequent years.

(2)	Non-cash impairments of goodwill, port access rights, and the Company’s investment in GPT during the year ended December 31, 2015.

Adjusted EBITDA by Segment

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Owned and Operated Mines
Adjusted EBITDA	$56.9	$82.2	$209.9	$240.8
Depreciation and depletion	(15.0)	(26.8)	(64.9)	(107.6)
Accretion expense	(2.4)	(2.9)	(12.0)	(11.7)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	(11.6)	(11.5)	(24.6)	(13.6)
Inclusion of cash amounts (received) paid (1)	2.2	0.4	14.0	2.3
Total derivative financial instruments	(9.4)	(11.1)	(10.6)	(11.3)
Impairments (2)	—	—	(33.4)	—
Other	—	(0.1)	—	(0.3)
Operating income	30.1	41.3	89.0	109.9
Logistics and Related Activities
Adjusted EBITDA	(12.6)	0.6	(44.7)	9.8
Amortization	(0.9)	—	(3.7)	—
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	(1.3)	3.3	(6.1)	21.4
Inclusion of cash amounts (received) paid	(3.2)	(8.1)	(13.4)	(27.0)
Total derivative financial instruments	(4.5)	(4.8)	(19.5)	(5.6)
Impairments (3)	(58.2)	—	(58.2)	—
Other	0.5	—	0.6	—
Operating income (loss)	(75.7)	(4.2)	(125.5)	4.2
Corporate and Other
Adjusted EBITDA	(9.5)	(11.5)	(40.0)	(47.4)
Depreciation and depletion	0.7	(3.3)	(1.1)	(4.5)
Accretion	(0.1)	(0.2)	(0.6)	(3.4)
Gain on sale of Decker Mine interest	—	—	—	74.3
Other	(1.5)	—	(1.8)	—
Operating income (loss)	(10.4)	(15.0)	(43.5)	19.0
Eliminations
Adjusted EBITDA	(0.1)	0.3	(1.4)	(1.2)
Operating income (loss)	(0.1)	0.3	(1.4)	(1.2)
Consolidated operating income (loss)	(56.0)	22.4	(81.4)	131.8
Interest income	—	—	0.2	0.3
Interest expense	(11.3)	(12.7)	(47.6)	(77.2)
Tax agreement benefit (expense)	—	—	—	58.6
Other, net	(0.1)	0.1	0.1	(0.2)
Income tax expense	(89.7)	(4.2)	(77.4)	(34.9)
Earnings from unconsolidated affiliates, net of tax	0.9	—	1.2	0.6
Net income (loss)	$(156.2)	$5.7	$(204.9)	$79.0

(1)	Excludes premiums paid at option contract inception of $5.8 million and $4.0 million during the years ended December 31, 2015 and 2014, respectively, for original settlement dates in subsequent years.
(2)	Non-cash impairments of $33.4 related to goodwill at the Cordero Rojo Mine during the year ended December 31, 2015.
(3)	Non-cash impairment of $52.2 million for port access rights, and $6.0 million related to the Company’s investment in GPT during the year ended December 31, 2015.

Tons Sold	Q4	Q3	Q2	Q1	Q4	Q3	Year	Year
(in thousands)	2015	2015	2015	2015	2014	2014	2015	2014
Mine
Antelope	9,467	9,038	7,660	9,003	9,035	8,239	35,167	33,647
Cordero Rojo	5,497	6,947	4,515	5,913	9,276	8,535	22,872	34,809
Spring Creek	3,672	4,784	3,786	4,785	5,018	4,763	17,027	17,443
Decker (50% interest)	—	—	—	—	—	422	—	1,079
Total	18,636	20,769	15,960	19,701	23,329	21,959	75,066	86,978